Citigroup Managed Futures LLC
                           399 Park Avenue, 7th Floor
                            New York, New York 10022







June 13, 2003



Campbell & Company, Inc.
Court Tower Building, Towson
210 West Pennsylvania Avenue
Suite 770
Baltimore, MD 212104

Attn: Mrs. Theresa D. Becks

         Re:      Management Agreement Renewals

Dear Mrs. Becks:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the "Management Agreements"). We are extending the term of the Management Agreements through June 30, 2004 and all other provisions of the Management Agreements will remain unchanged.

o        Smith Barney Potomac Futures  Fund L.P.
o        Smith Barney Diversified Futures Fund L.P.
o        Smith Barney Diversified Futures Fund L.P. II
o        Smith Barney Global Markets Futures Fund L.P.
o        Smith Barney Global Diversified Futures Fund L.P.
o        Salomon Smith Barney Diversified 2000 Futures Fund L.P.
o        Smith Barney Campbell F.M. and Energy Fund plc
o        AURORA 2001
o        AURORA III

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel McAuliffe at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5043.

Very truly yours,

CITIGROUP MANAGED FUTURES LLC



By: /s/  Daniel R. McAuliffe, Jr.
         Daniel R. McAuliffe, Jr.
         Chief Financial Officer & Director


CAMPBELL & COMPANY, INC.


By:      /s/ Theresa D. Becks

Print Name:  Theresa D. Becks